EXHIBIT 99.1
PART I
Note: The information contained in this Item has been updated for the changes to the Company's reportable segments discussed in the Notes to the Financial Statements. This Item has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (“2017 Form 10-K”). For developments subsequent to the filing of the 2017 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The first four paragraphs and the Kaplan revenue information table of the Item 1, Business, section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are updated hereby and the remainder remains unchanged.
Item 1. Business.
Graham Holdings Company (the Company) is a diversified education and media company whose operations include educational services, television broadcasting, online print and local TV news, home health and hospice care and manufacturing. The Company’s Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States. The Company’s media operations comprise the ownership and operation of television broadcasting (through the ownership and operation of seven television broadcast stations), plus Slate and Foreign Policy magazines and Panoply, a podcast network. The Company also owns home health and hospice providers, four industrial companies and Social Code LLC, a marketing solutions provider.
Financial information concerning the principal segments of the Company’s business for the past three fiscal years is contained in Note 20 to the Company’s Consolidated Financial Statements appearing in Current Report on Form 8-K filed on May 21, 2018. Revenues for each segment are shown in Note 20 gross of intersegment sales. Consolidated revenues are reported net of intersegment sales, which did not exceed 0.1% of consolidated operating revenues.
The Company’s operations in geographic areas outside the U.S. consist primarily of Kaplan’s non-U.S. operations. During the fiscal years 2017, 2016 and 2015, these operations accounted for approximately 25%, 25% and 26%, respectively, of the Company’s consolidated revenues, and the identifiable assets attributable to non-U.S. operations represented approximately 21% and 20% of the Company’s consolidated assets at December 31, 2017 and 2016, respectively.
Education
Kaplan, Inc. (Kaplan), a subsidiary of the Company, provides an extensive range of education and related services worldwide for students and professionals. Kaplan conducts its operations through four segments: Kaplan International, Kaplan Higher Education, Kaplan Test Preparation and Professional (U.S.). In addition, the results of the Kaplan Corporate segment include investment activities, identifying and investing in high-growth-potential education technology companies.
The following table presents revenues for each of Kaplan’s segments:

	Year Ended December 31
(in thousands)	2017	2016	2015
Kaplan International	$697,999	$696,362	$770,273
Kaplan Higher Education	431,425	501,784	757,135
Kaplan Test Preparation	273,298	286,556	301,607
Professional (U.S.)	115,839	115,263	92,490
Kaplan Corporate and Intersegment Eliminations	(1,785)	(1,504)	6,016
Total Kaplan Revenue	$1,516,776	$1,598,461	$1,927,521